Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Frank Pellegrino
Chief Financial Officer
847-214-4138

Michael J. Valentine
Group President
847-214-4509

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 25, 2021

First Quarter Diluted EPS Increased 49.5% to a First Quarter Record of $1.66 per Share

Quarterly Overview:

•	Net sales increased 7.6%

•	Sales volume increased 14.0%

•	Gross profit increased 31.7%

•	Net income increased 50.2%

Elgin, IL, October 25, 2021 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2022. Net income for the first quarter of fiscal 2022 was $19.2 million, or $1.66 per share diluted, compared to $12.8 million, or $1.11 per share diluted, for the first quarter of fiscal 2021.

Net sales increased to $226.3 million for the first quarter of fiscal 2022 from net sales of $210.3 million for the first quarter of fiscal 2021. The increase in net sales resulted from a 14.0% increase in sales volume, which is defined as pounds sold to customers. The increase in net sales from the sales volume increase was partially offset by a 5.6% decrease in the weighted average selling price per pound for our products. The decline in the weighted average selling price resulted from a decline in commodity acquisition costs for all major tree nuts except cashews. Sales volume increased in the consumer distribution channel by 13.0% primarily from a 20.4% increase in private brand sales volume for trail and snack mixes and mixed nuts from new distribution at existing customers. The increase in private brand sales volume was partially offset by a sales volume decline in our branded products. Sales volume in the consumer distribution channel accounted for 75.1% of total sales volume in the current first quarter. Sales volume increased 37.2% in the commercial ingredients distribution channel mainly due to a 47.8% increase in sales volume to foodservice customers. The increase in foodservice sales volume was attributable to the improved conditions in the restaurant industry from fewer COVID-19 restrictions. Sales volume in the contract packaging distribution channel decreased 3.9% due to promotional activity by a customer in the first quarter of fiscal 2021 that did not repeat in the current first quarter.

Sales volume for our branded products in the consumer distribution channel changed as follows:

Fisher recipe nuts	(9.7)%
Orchard Valley Harvest	(6.3)%
Fisher snack nuts (excluding discontinued product line)	7.0%
Fisher snack nuts (including discontinued product line)	(30.3)%
Southern Style Nuts	(1.0)%

The sales volume decline for Fisher recipe nuts resulted from merchandising timing shifts, lost distribution at a customer, and lapping of increased at-home cooking and baking nut consumption compared to last year’s first quarter due to COVID-19. The Orchard Valley Harvest brand sales volume decline was primarily from a temporary distribution loss at a customer in the club channel, which was partially offset by a 29.1% increase at a major customer in the non-food sector, as this retailer continues to recover from COVID-19 restrictions. The Fisher snack nuts sales volume decrease was due to the discontinuance of our inshell peanut product line, which occurred in the fourth quarter of fiscal 2021. Without considering the impact of this discontinued product line, Fisher snack nuts volume increased 7.0%. The increase resulted from new distribution and increased merchandising at existing customers. The slight decrease in sales volume for Southern Style Nuts was due to reduced merchandising and promotional activity.

Gross profit increased to $51.8 million for the first quarter of fiscal 2022 compared to $39.3 million for the first quarter of fiscal 2021. Gross profit margin, as a percentage of net sales, increased to 22.9% from 18.7% for the first quarter of fiscal 2021. The increases in gross profit dollars and gross profit margin were primarily due to lower commodity acquisition costs for all major tree nuts (except cashews) and increased sales volume.

Total operating expenses, as a percentage of net sales, increased to 10.8% for the first quarter of fiscal 2022 from 9.7% for the first quarter of fiscal 2021, and total operating expenses increased $4.0 million in the quarterly comparison. This increase included a gain of approximately $2.3 million from the sale of our Garysburg, North Carolina facility. The net increase in total operating expenses resulted mainly from increases in freight, consumer insight research and related consulting, advertising, and compensation expenses. The increase in freight expenses accounted for approximately 60% of the total increase in operating expenses. The freight expense increase resulted mainly from higher freight rates and an increase in sales volume made on a delivered basis.

Interest expense declined by approximately $0.1 million in the quarterly comparison due to lower average debt levels.

The value of total inventories on hand at the end of the first quarter of fiscal 2022 increased $2.2 million, or 1.5%, when compared to the value of total inventories on hand at the end of the first quarter of fiscal 2021. The increase in total inventory value was primarily attributable to higher quantities of almonds, ingredients and packaging, which was partially offset by lower quantities of farmer stock pecans, peanuts and cashews on hand. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the first quarter of fiscal 2022 increased 11.1% compared to the weighted average cost per pound at the end of the first quarter of fiscal 2021. The weighted average cost per pound of raw nut and dried fruit input stocks increased as the quantities of lower priced peanuts decreased much more significantly than the decline in the total quantity of higher priced tree nut and dried fruit input stocks in the quarterly comparison. The decrease in the quantity of peanuts on hand was due to the closure of our Garysburg facility.

“In the current first quarter, we reported record net income and diluted earnings per share for the fourth consecutive quarter. The record results were driven by strong volume growth for private brands in our consumer distribution channel, the continued recovery of our foodservice business in our commercial ingredients distribution channel and lower commodity acquisition costs for most major tree nuts. The strong sales volume growth in our consumer distribution channel was mainly attributable to the efforts of our entire team to maintain superior service and quality levels as we navigated through the numerous global supply chain challenges that existed during the current first quarter,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “At retail, Fisher recipe nut pound volume decreased 13%, primarily for the same reasons cited in the sales volume discussion above, while pound volume for the recipe nut category decreased 7% in the quarterly comparison according to IRi Total U.S. – Multi Outlet market data. Orchard Valley Harvest pound volume declined 6% mainly from lost distribution at some customers, while pound volume for the produce category increased by 5%. Fisher snack nut pound volume decreased 1%, consistent with the decrease in the snack nut category. The decrease in pound volume for Fisher snack nuts was attributable to the discontinuance of our inshell peanut product line as discussed above. Southern Style Nuts pound volume was unchanged, while pound volume for the trail and snack mix category increased 6%.” Mr. Sanfilippo stated. “As we enter the harvest season, we anticipate higher acquisition costs for many of our raw nut and dried fruit input stock, especially in respect to cashews, almonds and walnuts where we expect to see significant increases in acquisition costs as they return to average historical market prices. In addition, we are experiencing cost increases in freight and labor, and we expect that trend to continue. We have begun implementing pricing actions across our entire business to help mitigate these increasing costs. Our team is also working hard to identify and implement cost savings initiatives to offset some these cost increases. This current unprecedented inflationary environment and global supply chain constraints are presenting numerous challenges, but I am confident our management team and dedicated employees will respond to these challenges and deliver exceptional performance for our customers and consumers. In the current first quarter, we continued to invest in our people, production capabilities and brands to lay the foundation for our future growth,” concluded Mr. Sanfilippo.

The Company will host an investor conference call and webcast on Tuesday, October 26, 2021, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter conference ID number 6682639. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

The Company will be presenting at the Southwest IDEAS Conference in Dallas on November 18, 2021 and the presentation webcast can be accessed at the conference website at www.IDEASConference.com

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures including competition in the recipe nut category; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs and manage shortages in areas such as transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn, particularly in light of COVID-19; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages, illness or quarantine; (xii) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xiii) technology disruptions or failures; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change and (xvi) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand name.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 23, 2021	September 24, 2020
Net sales	$226,329	$210,273
Cost of sales	174,526	170,941

Gross profit	51,803	39,332

Operating expenses:
Selling expenses	17,745	12,084
Administrative expenses	9,069	8,375
Gain on sale of facility, net	(2,349)	—

Total operating expenses	24,465	20,459

Income from operations	27,338	18,873

Other expense:
Interest expense	371	450
Rental and miscellaneous expense, net	348	432
Other expense	618	630

Total other expense, net	1,337	1,512

Income before income taxes	26,001	17,361
Income tax expense	6,752	4,549

Net income	$19,249	$12,812

Basic earnings per common share	$1.67	$1.12

Diluted earnings per common share	$1.66	$1.11

Cash dividends declared per share	$3.00	$2.50

Weighted average shares outstanding
— Basic	11,519,472	11,477,287

— Diluted	11,588,484	11,550,587

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 23, 2021	June 24, 2021	September 24, 2020
ASSETS
CURRENT ASSETS:
Cash	$539	$672	$743
Accounts receivable, net	71,890	66,334	69,881
Inventories	152,603	147,998	150,371
Prepaid expenses and other current assets	10,407	8,568	6,353
Assets held for sale	—	1,595	—

	235,439	225,167	227,348

PROPERTIES, NET:	134,605	133,374	126,328

OTHER LONG-TERM ASSETS:
Intangibles, net	19,107	19,611	21,197
Deferred income taxes	5,297	6,087	6,987
Operating lease right-of-use assets	3,171	3,484	4,201
Other	9,542	10,732	10,697

	37,117	39,914	43,082

	$407,161	$398,455	$396,758

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$45,264	$8,653	$44,168
Current maturities of long-term debt	3,858	3,875	4,372
Accounts payable	46,103	48,861	41,441
Bank overdraft	171	1,093	85
Accrued expenses	28,438	37,722	27,569

	123,834	100,204	117,635

LONG-TERM LIABILITIES:
Long-term debt	9,939	10,855	13,780
Long-term operating lease liabilities	1,804	2,103	2,807
Retirement plan	35,257	34,919	31,860
Other	8,162	7,880	7,377

	55,162	55,757	55,824

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	90	90	89
Capital in excess of par value	126,958	126,271	124,521
Retained earnings	111,051	126,336	108,185
Accumulated other comprehensive loss	(8,756)	(9,025)	(8,318)
Treasury stock	(1,204)	(1,204)	(1,204)

	228,165	242,494	223,299

	$407,161	$398,455	$396,758